Note: This slide does not reflect cash added to trust account for extension payments, assumes no redemptions from SPAC stockholders, and excludes potential dilution from out-of-the-money warrants. Projected Financial Model as shown on slides 20 and 21 assumes $35 million SPAC Cash in Trust (net of redemptions) upon closing and an incremental $100 million of debt financing raised in Q3-23. Assumes closing cash balance does not exceed $200 million. Business Combination Summary Transaction Details Pro Forma Enterprise Value of $636 million Current Abacus equity holders rolling 100% equity ownership 1 Assumes ~$97 million of ERES cash in trust (no redemptions by SPAC stockholders) ERES is opportunistically seeking to raise a PIPE post-announcement Lock-up period for legacy Abacus equity holders & ERES Sponsor is 24 months post-closing for 85% of total shares and 12 months for remaining 15% Existing Abacus Equity Holders ERES Sponsor ERES Public Shareholders Exhibit 99.1